Filed Pursuant to Rule 433
Registration Statement No. 333-145223
October 18, 2007
PRICING TERM SHEET
(to Preliminary Prospectus Supplement dated October 18, 2007)
6.125% Senior Notes due 2017

Issuer:	CenterPoint Energy Resources Corp.

Security:	6.125% Senior Notes due 2017

Size:	$250,000,000

Maturity Date:	November 1, 2017

Coupon:	6.125%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2008

Record Dates:	April 15 and October 15

Price to public:	99.658%

Benchmark Treasury:	4.75% due August 15, 2017

Benchmark Treasury Yield:	4.521%

Spread to Benchmark Treasury:	+ 165 bp

Yield:	6.171%

Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points

Expected Settlement Date:	October 23, 2007

CUSIP:	15189W AC4

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC

Co-Managers:	Comerica Securities, Inc. HSBC Securities (USA) Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wachovia Capital Markets, LLC The Williams Capital Group, L.P.

6.625% Senior Notes due 2037

Issuer:	CenterPoint Energy Resources Corp.

Security:	6.625% Senior Notes due 2037

Size:	$250,000,000

Maturity Date:	November 1, 2037

Coupon:	6.625%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2008

Record Dates:	April 15 and October 15

Price to public:	98.995%

Benchmark Treasury:	4.75% due February 15, 2037

Benchmark Treasury Yield:	4.803%

Spread to Benchmark Treasury:	+ 190 bp

Yield:	6.703%

Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points

Expected Settlement Date:	October 23, 2007

CUSIP:	15189W AD2

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC

Co-Managers:	Comerica Securities, Inc. HSBC Securities (USA) Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wachovia Capital Markets, LLC The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5401, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or UBS Securities LLC at 1-888-722-9555, ext. 1088.